Exhibit B

Money Pool Rule 24
Transaction Report
Bank Loans

Company	Trans. Date	Transaction	Balance	Lending Bank
EAI	4/2/2004	$50,000,000	$50,000,000	Simmons First National Bank
EAI	5/3/2004	$35,000,000	$35,000,000	Simmons First National Bank
EMI	5/3/2004	$25,000,000	$25,000,000	Trustmark First National Bank